Exhibit 99.1

Rambus Announces James Mitarotonda to Become Board Advisor

SAN JOSE, Calif., March 11, 2022 —Rambus Inc. (NASDAQ: RMBS), a provider of industry-leading chips and silicon IP making data faster and safer, today announced that James Mitarotonda will not seek re-election to the Company’s Board of Directors and will step down following the Company’s 2022 annual meeting of the stockholders. As part of his transition, Mr. Mitarotonda will continue on as a consulting advisor for the Rambus Board and management team for a term of one year.

“We are grateful for Jim’s contributions and thank him for his service on the Rambus Board of Directors,” said Chuck Kissner, chairman of the Rambus Board of Directors. “Jim has been a valuable member of the team, providing guidance and perspective as we continue to execute and deliver long-term value for our stockholders. We look forward to a continuing relationship with him as an advisor.”

“It has been a privilege and a pleasure to work with the Rambus management team and to serve on the Company’s Board,” said Mr. Mitarotonda. “Rambus is well-positioned to intercept the growing needs of the data center and cloud computing and I look forward to working with the Company as it continues its profitable growth.”

Coincident with the consulting arrangement, the current standstill agreement signed March 12, 2021 with Mr. Mitarotonda and the Barington Capital Group will be extended through Rambus’ 2023 annual meeting of stockholders. The complete agreement will be filed on a Form 8-K with the Securities and Exchange Commission.

Mr. Mitarotonda has been a director since March 2021. He currently serves as chairman, president and chief executive officer of Barington Capital Group, L.P. (“Barington”), an investment firm. He holds a Master of Business Administration degree from New York University’s Stern School of Business and a Bachelor of Arts in economics from Queens College, where he currently serves as a member of the Board of Trustees.

About Rambus Inc.

Rambus is a provider of industry-leading chips and silicon IP making data faster and safer. With over 30 years of advanced semiconductor experience, we are a pioneer in high-performance memory subsystems that solve the bottleneck between memory and processing for data-intensive systems. Whether in the cloud, at the edge or in your hand, real-time and immersive applications depend on data throughput and integrity. Rambus products and innovations deliver the increased bandwidth, capacity and security required to meet the world’s data needs and drive ever-greater end-user experiences. For more information, visit rambus.com.

Source: Rambus Inc.

Contact

Keith Jones

Interim Chief Financial Officer and Chief Accounting Officer

Rambus Inc.

(408) 462-8000

kjones@rambus.com

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